                                                    Registration No. 333-114495
                                                    File No. 811-21561

                                                 UNITED STATES
                                      SECURITIES AND EXCHANGE COMMISSION
                                             Washington, DC 20549

                                                   FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                    [X]
Pre-Effective Amendment No.                                                [ ]
Post-Effective Amendment No. 5                                             [X]

                                                    and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940            [X]
         Amendment No. 6

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                                   OPPENHEIMER PRINCIPAL PROTECTED TRUST III
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                              (Exact Name of Registrant as Specified in Charter)

                            6803 South Tucson Way, Centennial, Colorado 80112-3924
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                              (Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, including Area Code:  (303) 768-3200

                                             Robert G. Zack, Esq.
                                            OppenheimerFunds, Inc.
                 Two World Financial Center, 225 Liberty Street, New York, New York 10281-1008
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                                    (Name and Address of Agent for Service)

It is proposed that this filing will become effective (check appropriate box):
       [ X ]    immediately upon filing pursuant to paragraph (b)
       [   ]    on _______________ pursuant to paragraph (b)
       [   ]    60 days after filing pursuant to paragraph (a)(1)
       [   ]    on _______________ pursuant to paragraph (a)(1)
       [   ]    75 days after filing pursuant to paragraph (a)(2)
       [   ]    on _______________ pursuant to paragraph (a)(2) of Rule 485.

If appropriate, check the following box:
       [ ] this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

                                   OPPENHEIMER PRINCIPAL PROTECTED TRUST III

                                      CONTENTS OF REGISTRATION STATEMENT

This amendment comprises the following:

o        N-1A Facing Page
o        Part C of the Registration Statement (including signature page)
o        Exhibits (as indicated below)

The Prospectus and Statement of Additional Information are incorporated by reference to Post-Effective Amendment No. 4 to the Registrant's Form N-1A
Registration Statement (File No. 333-114495) (the "Registration Statement"),
filed on December 28, 2007 in accession number 0000728889-07-001484. There have been no changes to the Prospectus or Statement of Additional Information.

     This Post-Effective  Amendment No. 5 to the Registration  Statement is made to add the following exhibits to the Registration Statement:

     o Exhibit 23(j)(ii) to the Registration  Statement:  Consent of Independent
Registered Public Accounting Firm of Merrill Lynch Bank USA.

     o  Exhibit  23(k)(i)  to  the  Registration  Statement:  Audited  financial statements of Merrill Lynch Bank USA, dated December 28, 2007.

                                     OPPENHEIMER PRINCIPAL PROTECTED TRUST III

                                                     FORM N-1A

                                                      PART C

                                                 OTHER INFORMATION

Item 23. - Exhibits

(a) Declaration of Trust dated 3/18/04: Previously filed with Registrant's
Initial Registration Statement, 4/15/04, and incorporated herein by reference.

(b) By-Laws dated as of 3/18/04: Previously filed with Registrant's Initial
Registration Statement, 4/15/04, and incorporated herein by reference.

(c) Specimen Class A Share Certificate: Previously filed with Registrant's
Pre-Effective Amendment No. 1, 10/4/04, and incorporated herein by reference.

(d) Investment Advisory Agreement dated 6/28/04: Previously filed with
Registrant's Pre-Effective Amendment No. 1, 10/4/04, and incorporated herein by reference.

(e) (i) General Distributor's Agreement dated 6/28/04: Previously filed with
Registrant's Pre-Effective Amendment No. 1, 10/4/04, and incorporated herein by reference.

(ii) Form of Dealer Agreement of OppenheimerFunds Distributor, Inc.: Previously
filed with Post-Effective Amendment No. 34 to the Registration Statement of
Oppenheimer Main Street Funds, Inc. (Reg. No.33-17850), (10/23/06), and
incorporated herein by reference.

(iii) Form of Broker Agreement of OppenheimerFunds Distributor, Inc.: Previously
filed with Post-Effective Amendment No. 34 to the Registration Statement of
Oppenheimer Main Street Funds, Inc. (Reg. No.33-17850), (10/23/06), and
incorporated herein by reference.

(iv) Form of Agency Agreement of OppenheimerFunds Distributor, Inc.: Previously
filed with Post-Effective Amendment No. 34 to the Registration Statement of
Oppenheimer Main Street Funds, Inc. (Reg. No.33-17850), (10/23/06), and
incorporated herein by reference.

          (v) Form of Trust Company Fund/SERV Purchase Agreement of
OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective
Amendment No. 45 to the Registration Statement of Oppenheimer High Yield Fund
(Reg. No. 2-62076), (10/26/01), and incorporated herein by reference.

         (vi) Form of Trust Company Agency Agreement of OppenheimerFunds
Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the
Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg.
No.33-17850), (10/23/06), and incorporated herein by reference.

(f) Form of Oppenheimer Funds Compensation Deferral Plan, As Amended and
Restated Effective January 1, 2008: Previously filed with Post-Effective
Amendment No. 18 to the Registration Statement of Oppenheimer International Bond
Fund (Reg. No. 33-58383), (12/20/07), and incorporated herein by reference.

(g) (i) Global Custody Agreement dated August 16, 2002: Previously filed with
Post-Effective Amendment No. 51 to the Registration Statement of Oppenheimer
Capital Appreciation Fund (Reg. No. 2-69719), (10/23/06), and incorporated herein by reference.

(h) (i) Financial Warranty Agreement dated September 24, 2004 among Merrill
Lynch Bank USA, OppenheimerFunds, Inc. and the Registrant: Previously filed with
Registrant's Post-Effective Amendment No. 1, 10/25/05, and incorporated herein by reference.

            (ii) Service Agreement dated September 24, 2004 among
OppenheimerFunds, Inc., the Registrant, J.P. Morgan Chase Bank and Merrill Lynch
Bank USA: Previously filed with Registrant's Pre-Effective Amendment No. 1,
10/4/04, and incorporated herein by reference.

(i) Opinion and Consent of Counsel dated 9/23/04: Previously filed with
Registrant's Post-Effective Amendment No. 4, 12/28/07, and incorporated herein by reference.

(j) (i) Consent of Deloitte & Touche LLP, independent registered public accounting firm, with respect to Registrant's audited financial statements and with respect to the audited financial statements of Oppenheimer Main Street Fund incorporated in the Statement of Additional Information by reference: Previously filed with Registrant's Post-Effective Amendment No. 4, 12/28/07, and
incorporated herein by reference.

           (ii) Consent of Deloitte & Touche LLP, independent registered public accounting firm, with respect to the audited financial statements of Merrill
Lynch Bank USA: Filed herewith.

(k) (i) Audited financial statements of Merrill Lynch Bank USA as of 12/28/07:
Previously filed with Post-Effective Amendment No. 10 to the Registration
Statement of Oppenheimer Principal Protected Trust (Reg. 333-102588),
(05/21/08), and incorporated herein by reference.

(l) Investment Letter dated September 24, 2004 from OppenheimerFunds, Inc. to
Registrant: Previously filed with Registrant's Pre-Effective Amendment No. 1,
10/4/04, and incorporated herein by reference.

(m) (i) Amended and Restated Service Plan and Agreement for Class A shares for
Oppenheimer Principal Protected Main Street Fund III dated 10/28/05: Previously filed with Registrant's Post-Effective Amendment No. 3, 12/5/06, and
incorporated herein by reference.

            (ii) Amended and Restated Distribution and Service Plan and
Agreement for Class B shares for Oppenheimer Principal Protected Main Street
Fund III dated 10/28/05: Previously filed with Registrant's Post-Effective
Amendment No. 3, 12/5/06, and incorporated herein by reference.

           (iii) Amended and Restated Distribution and Service Plan and
Agreement for Class C shares for Oppenheimer Principal Protected Main Street
Fund III dated 10/28/05: Previously filed with Registrant's Post-Effective
Amendment No. 3, 12/5/06, and incorporated herein by reference.

           (iv) Amended and Restated Distribution and Service Plan and Agreement
for Class N shares for Oppenheimer Principal Protected Main Street Fund III
dated 10/28/05: Previously filed with Registrant's Post-Effective Amendment No.
3, 12/5/06, and incorporated herein by reference.

(n) Oppenheimer Funds Multiple Class Plan under Rule 18f-3 updated through
8/29/07: Previously filed with the Initial Registration Statement of Oppenheimer
Portfolio Series Fixed Income Investor Fund (Reg. No. 333-146105), (9/14/07),
and incorporated herein by reference.

(o) Powers of Attorney for all Trustees/Directors and Principal Officers:
Previously filed with the Initial Registration Statement of Oppenheimer
Portfolio Series Active Allocation Fund (Reg. No. 333-146105), 9/14/07, and
incorporated herein by reference.

(p) Amended and Restated Code of Ethics of the Oppenheimer Funds dated August
30, 2007 under Rule 17j-1 of the Investment Company Act of 1940: Previously
filed with the Initial Registration Statement of Oppenheimer Portfolio Series
Fixed Income Investor Fund (Reg. No. 333-146105), (09/14/07), and incorporated herein by reference.

Item 24. - Persons Controlled by or Under Common Control with the Fund

None.

Item 25. - Indemnification

Reference is made to the provisions of Article Seventh of Registrant's
Declaration of Trust filed as Exhibit 23(a) to this Registration Statement, and incorporated herein by reference.

Insofar as indemnification for liabilities arising under the Securities Act of
1933 may be permitted to trustees, officers and controlling persons of
Registrant pursuant to the foregoing provisions or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of
1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling person of
Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the
Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 26. - Business and Other Connections of the Investment Adviser

(a) OppenheimerFunds, Inc. is the investment adviser of the Registrant; it and certain subsidiaries and affiliates act in the same capacity to other investment companies, including without limitation those described in Parts A and B hereof and listed in Item 26(b) below.

(b) There is set forth below information as to any other business, profession, vocation or employment of a substantial nature in which each officer and director of OppenheimerFunds, Inc. is, or at any time during the past two fiscal years has been, engaged for his/her own account or in the capacity of director, officer, employee, partner or trustee.

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Name and Current Position with
OppenheimerFunds, Inc.                   Other Business and Connections During the Past Two Years
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Timothy L. Abbuhl,                       Treasurer of  Centennial  Asset  Management  Corporation;  Vice  President  and
Vice President                           Assistant Treasurer of OppenheimerFunds Distributor, Inc.
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Patrick Adams                            None
Vice President
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Robert Agan,                             Senior Vice President of Shareholder Financial Services,  Inc. and Shareholders
Senior Vice President                    Services,   Inc.;  Vice  President  of  OppenheimerFunds   Distributor,   Inc.,
                                         Centennial Asset Management Corporation and OFI Private Investments Inc.
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Carl Algermissen,                        Assistant Secretary of Centennial Asset Management Corporation.
Vice President & Associate Counsel
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Michael Amato,                           None
Vice President
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Nicole Andersen,                         None
Assistant Vice President
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Tracey Beck Apostolopoulos,              None
Assistant Vice President
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Janette Aprilante,                       Secretary (since December 2001) of:  Centennial  Asset Management  Corporation,
Vice President & Secretary               OppenheimerFunds  Distributor,  Inc.,  HarbourView Asset Management Corporation
                                         (since  June  2003),  Oppenheimer  Real  Asset  Management,  Inc.,  Shareholder
                                         Financial  Services,  Inc.,  Shareholder  Services,  Inc.,  Trinity  Investment
                                         Management Corporation (since January 2005),  OppenheimerFunds  Legacy Program,
                                         OFI Private  Investments  Inc.  (since June 2003) and OFI  Institutional  Asset
                                         Management,  Inc. (since June 2003).  Assistant  Secretary of OFI Trust Company
                                         (since December 2001).
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Dmitri Artemiev                          Formerly (until January 2007) Analyst/Developer at Fidelity Investments.
Assistant Vice President
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Hany S. Ayad,                            None
Vice President
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Paul Aynsley,                            Formerly Vice President at Kepler Equities (December 2006 - February 2008)
Vice President
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James F. Bailey,                         Senior Vice President of Shareholder Services, Inc. (since March 2006).
Senior Vice President
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Robert Baker,                            None
Vice President
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John Michael Banta,                      None
Assistant Vice President
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Michael Barnes,                          None
Assistant Vice President
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Adam Bass,                               None
Assistant Vice President
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Kevin Baum,                              None
Vice President
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Jeff Baumgartner,                        Vice President of HarbourView Asset Management Corporation.
Vice President
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Marc Baylin,                             Vice President of OFI Institutional Asset Management, Inc.
Vice President
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Todd Becerra,                            None
Assistant Vice President
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Kathleen Beichert,                       Vice President of OppenheimerFunds Distributor, Inc.
Senior Vice President
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Gerald B. Bellamy,                       Vice  President   (Sales  Manager  of  the   International   Division)  of  OFI
Vice President                           Institutional Asset Management, Inc.
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Erik S. Berg,                            None
Assistant Vice President
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Emanuele Bergagnine,                     Assistant Vice President of OFI Institutional Asset Management, Inc.
Assistant Vice President
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Robert Bertucci,                         None
Assistant Vice President:
Rochester Division
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Rajeev Bhaman,                           Vice President of OFI Institutional Asset Management, Inc.
Senior Vice President
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Craig Billings,                          None
Vice President
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Mark Binning,                            None
Assistant Vice President
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Robert J. Bishop,                        Treasurer  (since  October  2003) of  OppenheimerFunds  Distributor,  Inc.  and
Vice President                           Centennial Asset  Management  Corporation;  Assistant  Secretary of Oppenheimer
                                         Acquisition Corp.
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Julie Blanchard,                         Formerly  Fund  Accounting  Manager at  OppenheimerFunds,  Inc.  (April  2006 -
Assistant Vice President                 February 2008).
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Beth Bleimehl,                           None
Assistant Vice President
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Lisa I. Bloomberg,                       Assistant Secretary of Oppenheimer Real Asset Management, Inc.
Vice President & Deputy General
Counsel
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Veronika Boesch,                         None
Vice President
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Chad Boll,                               None
Vice President
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Antulio N. Bomfim,                       None
Vice President
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Michelle Borre Massick,                  None
Vice President
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Lori E. Bostrom,                         Assistant Secretary of OppenheimerFunds Legacy Program.
Vice President & Deputy General Counsel
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David J. Bowers                          Formerly (until July 2007) Analyst at Evergreen Investments.
Assistant Vice President
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John Boydell,                            None
Vice President
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Richard Britton, Formerly CTO/Managing Director of IT Infrastructure at GMAC
Residential Vice President Funding Corporation (October 2000 - October 2006).
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Garrett C. Broadrup,                     Formerly an Associate at Davis Polk & Wardwell (October 2002 - October 2006).
Vice President & Assistant Counsel
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Michael Bromberg,                        None
Assistant Vice President
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Holly Broussard,                         None
Vice President
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Roger Buckley,                           Formerly  Manager in Finance  (May 2006 - February  2008) at  OppenheimerFunds,
Assistant Vice President                 Inc.
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Carla Buffulin,                          None
Assistant Vice President
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Stephanie Bullington,                    None
Assistant Vice President
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Paul Burke,                              None
Vice President
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Mark Burns,                              None
Vice President
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JoAnne Butler,                           None
Assistant Vice President
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Geoffrey Caan,                           None
Vice President
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Christine Calandrella, Formerly Director of Empower Network (March 2007 -
September 2007); formerly Assistant Vice President HR Manager of Arrow
Electronics, Inc. (June 1998 - March 2007).
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Dale William Campbell,                   Formerly (until January 2007) Manager at OppenheimerFunds, Inc.
Assistant Vice President
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Patrick Campbell,                        Vice President of OppenheimerFunds  Distributor,  Inc.,  Shareholder  Services,
Vice President                           Inc. and Shareholder Financial Services, Inc.
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Catherine Carroll,                       None
Vice President
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Debra Casey,                             None
Vice President
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Lisa Chaffee,                            None
Vice President
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Ronald Chibnik,                          None
Vice President
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Patrick Sheng Chu,                       None
Assistant Vice President
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Brett Clark,                             None
Vice President
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Jennifer Clark,                          Formerly  Manager at  OppenheimerFunds,  Inc.  (February 2006 - February 2008).
Assistant Vice President                 Assistant Vice President at Shareholder Financial Services,  Inc.,  Shareholder
                                         Services, Inc., and  OFI Private Investments Inc.
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H.C. Digby Clements, None Senior Vice President: Rochester Division
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Thomas Closs,                            Formerly (until January 2007) Development Manager at OppenheimerFunds, Inc.
Assistant Vice President
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David Cole,                              Formerly Manager at OppenheimerFunds, Inc (May 2006 - January 2008).
Assistant Vice President
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Eric Compton,                            None
Vice President
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Gerald James Concepcion,                 None
Assistant Vice President
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Susan Cornwell,                          Senior Vice President of Shareholder  Financial Services,  Inc. and Shareholder
Senior Vice President                    Services,   Inc.;  Vice  President  of  OppenheimerFunds   Distributor,   Inc.,
                                         Centennial Asset Management Corporation and OppenheimerFunds Legacy Program.
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Cheryl Corrigan,                         None
Assistant Vice President
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Belinda J. Cosper,                       None
Assistant Vice President
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Scott Cottier,                           None
Vice President:
Rochester Division
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Lauren Coulston,                         None
Assistant Vice President
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Terry Crady,                             Formerly IT Development Manager at OppenheimerFunds, Inc.
Assistant Vice President
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George Curry,                            Vice President of OppenheimerFunds Distributor, Inc.
Vice President
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Julie C. Cusker,                         None
Assistant Vice President:
Rochester Division
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Kevin Dachille,                          None
Vice President
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Rushan Dagli,                            Vice  President  of  OFI  Private  Investments  Inc.,   Shareholder   Financial
Vice President                           Services, Inc. and Shareholder Services, Inc.
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John Damian,                             None
Senior Vice President
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Jason Davis,                             Formerly Manager at OppenheimerFunds, Inc.
Assistant Vice President
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Robert Dawson,                           None
Assistant Vice President
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John Delano,                             None
Vice President
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Kendra Delisa,                           Formerly (until January 2007) Manager at OppenheimerFunds, Inc.
Assistant Vice President
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Damaris De Los Santos,                   Formerly Senior Account Executive (July 2003 - February 2008).
Assistant Vice President
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Richard Demarco,                         None
Assistant Vice President
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Craig P. Dinsell,                        None
Executive Vice President
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Randall C. Dishmon,                      None
Vice President
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Rebecca K. Dolan,                        None
Vice President
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Steven D. Dombrower,                     Senior Vice  President  of OFI Private  Investments  Inc.;  Vice  President  of
Vice President                           OppenheimerFunds Distributor, Inc.
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Sara Donahue,                            Formerly (until November 2006) Manager at OppenheimerFunds, Inc.
Assistant Vice President
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Alicia Dopico,                           Formerly (until August 2007) Manager at OppenheimerFunds, Inc.
Assistant Vice President
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Thomas Doyle,                            None
Assistant Vice President
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Bruce C. Dunbar,                         None
Senior Vice President
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Brian Dvorak,                            None
Vice President
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Richard Edmiston,                        None
Vice President
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A. Taylor Edwards, None Vice President & Assistant Counsel
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Venkat Eleswarapu,                       None
Vice President
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Christopher Emanuel,                     None
Vice President
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Daniel R. Engstrom,                      None
Vice President
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James Robert Erven,                      None
Assistant Vice President
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George R. Evans,                         None
Senior Vice President & Director of
International Equities
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Edward N. Everett,                       None
Vice President
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Kathy Faber,                             None
Assistant Vice President
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David Falicia,                           Assistant   Secretary  (as  of  July  2004)  of  HarbourView  Asset  Management
Assistant Vice President                 Corporation.
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Rachel Fanopoulos,                       Formerly Manager (until August 2007) at OppenheimerFunds, Inc.
Assistant Vice President
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Matthew Farkas,                          None
Vice President and Assistant Counsel
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Kristie Feinberg,                        Assistant Treasurer of Oppenheimer Acquisition Corp.
Vice President
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William Ferguson,                        Formerly  Senior  Marketing  Manager at ETrade  (June 2006 - January  2007) and
Assistant Vice President                 Senior Marketing Manager at Axa Financial (April 2000 - June 2006).
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Emmanuel Ferreira,                       None
Vice President
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Ronald H. Fielding,                      Vice President of  OppenheimerFunds  Distributor,  Inc.; Director of ICI Mutual
Senior Vice President;                   Insurance  Company;  Governor of St. John's  College;  Chairman of the Board of
Chairman of the Rochester Division       Directors of International Museum of Photography at George Eastman House.
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Bradley G. Finkle,                       None
Vice President
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Steven Fling,                            None
Assistant Vice President
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John E. Forrest,                         Senior Vice President of OppenheimerFunds Distributor, Inc.
Senior Vice President
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David Foxhoven,                          Assistant Vice President of OppenheimerFunds  Legacy Program; Vice President of
Senior Vice President                    HarbourView Asset Management Corporation.
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Colleen M. Franca,                       None
Vice President
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Barbara Fraser,                          Secretary of OFI Trust Company (since December 2007).
Vice President & Associate Counsel
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Dominic Freud,                           None
Vice President
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Hazem Gamal,                             None
Vice President
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Charles Gapay,                           Formerly (as of January 2007) Help Desk Manager at OppenheimerFunds, Inc.
Assistant Vice President
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Seth Gelman,                             None
Vice President
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Timothy Gerlach,                         None
Assistant Vice President
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Phillip S. Gillespie,                    None
Senior Vice President & Assistant
Secretary
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Alan C. Gilston,                         None
Vice President
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Jacqueline Girvin-Harkins,               None
Assistant Vice President
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Jill E. Glazerman,                       None
Senior Vice President
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Kevin Glenn,                             Formerly Tax Manager at OppenheimerFunds, Inc. (December 2006 - February 2008).
Assistant Vice President
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Benjamin J. Gord,                        Vice  President  of  HarbourView  Asset  Management   Corporation  and  of  OFI
Vice President                           Institutional Asset Management, Inc.
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Raquel Granahan,                         Senior Vice  President  of OFI Private  Investments  Inc.;  Vice  President  of
Senior Vice President                    OppenheimerFunds Distributor, Inc., and OppenheimerFunds Legacy Program.
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Robert B. Grill,                         None
Senior Vice President
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Carol Guttzeit,                          None
Vice President
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Marilyn Hall,                            None
Vice President
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Kelly Haney,                             None
Assistant Vice President
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Steve Hauenstein,                        None
Assistant Vice President
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Robert W. Hawkins,                       None
Vice President & Assistant Counsel
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Thomas B. Hayes,                         None
Vice President
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Bradley Hebert,                          Manager at OppenheimerFunds, Inc. (October 2004 - February 2008).
Assistant Vice President
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Heidi Heikenfeld,                        None
Assistant Vice President
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Annika Helgerson,                        None
Assistant Vice President
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Daniel Herrmann,                         Vice President of OFI Private Investments Inc.
Vice President
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Benjamin Hetrick,                        Manager at OppenheimerFunds, Inc (May 2006 - December 2007).
Assistant Vice President
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Dennis Hess,                             None
Vice President
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Joseph Higgins,                          Vice President of OFI Institutional Asset Management, Inc.
Vice President
---------------------------------------- --------------------------------------------------------------------------------
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Dorothy F. Hirshman,                     None
Vice President
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Daniel Hoelscher,                        None
Assistant Vice President
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Eivind Holte,                            Formerly Vice President at U.S. Trust (June 2005 - October 2007)
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Brian Hourihan,                          Assistant  Secretary of Oppenheimer Real Asset  Management,  Inc.,  HarbourView
Vice President & Deputy General Counsel  Asset Management Corporation,  OFI Institutional Asset Management,  Inc. (since
                                         April 2006) and Trinity Investment Management Corporation.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Edward Hrybenko,                         Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Jason Hubersberger,                      None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Kevin Andrew Huddleston,                 None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Scott T. Huebl,                          Assistant Vice President of OppenheimerFunds Legacy Program.
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Douglas Huffman,                         None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Margaret Hui,                            None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Dana Hunter,                             None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
John Huttlin,                            Senior Vice President  (Director of the International  Division) (since January
Vice President                           2004) of OFI Institutional  Asset Management,  Inc.; Director (since June 2003)
                                         of OppenheimerFunds International Distributor Limited.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
James G. Hyland,                         None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Kelly Bridget Ireland,                   None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Kathleen T. Ives,                        Vice President and Assistant  Secretary of OppenheimerFunds  Distributor,  Inc.
Vice President, Deputy General Counsel   and  Shareholder  Services,  Inc.;  Assistant  Secretary  of  Centennial  Asset
& Assistant Secretary                    Management   Corporation,   OppenheimerFunds  Legacy  Program  and  Shareholder
                                         Financial Services, Inc.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
William Jaume,                           Senior Vice  President of  HarbourView  Asset  Management  Corporation  and OFI
Vice President                           Institutional Asset Management, Inc.; Director of OFI Trust Company.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Frank V. Jennings,                       None
Senior Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
John Jennings,                           None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Jin Jo,                                  Formerly Audit Manager at Deloitte & Touche LLP (as of August 2007)
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Lisa Kadehjian,                          None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Charles Kandilis,                        None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Amee Kantesaria,                         Formerly Counsel at Massachusetts Mutual Life Insurance Company
Assistant Vice President and             (May 2005-December 2006).
Assistant Counsel
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Rezo Kanovich,                           None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Thomas W. Keffer,                        Senior Vice President of OppenheimerFunds Distributor, Inc.
Senior Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
James Kennedy,                           Formerly self-employed (December 2005 - September 2006).
Senior Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Michael Keogh,                           Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
John Kiernan,                            None
Vice President & Marketing Compliance
Manager
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Michael Kim,                             None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Audrey Kiszla,                           None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Lisa Klassen,                            Vice  President  of  OFI  Private  Investments  Inc.,   Shareholder   Financial
Vice President                           Services,  Inc.  and  Shareholder  Financial  Services,  Inc.;  Assistant  Vice
                                         President of OppenheimerFunds Legacy Program and OppenheimerFunds  Distributor,
                                         Inc.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Richard Knott,                           President and Director of OppenheimerFunds  Distributor,  Inc.;  Executive Vice
Executive Vice President                 President of OFI Private Investments Inc.;  Executive Vice President & Director
                                         of Centennial Asset Management Corporation.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Daniel Kohn,                             None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Martin S. Korn,                          None
Senior Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Tatyana Kosheleva,                       Formerly (as of April 2007) Finance Manager at IBM Corp.
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Brian Kramer,                            None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
S. Arthur Krause, Formerly Product Manager of OppenheimerFunds, Inc. (as of
January 2007). Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Alexander Kurinets,                      None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Gloria LaFond,                           None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Lisa Lamentino,                          None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Tracey Lange,                            Vice  President  of   OppenheimerFunds   Distributor,   Inc.  and  OFI  Private
Vice President                           Investments Inc.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Jeffrey P. Lagarce,                      President of OFI Institutional Asset Management, Inc. as of January 2005.
Senior Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
John Latino,                             None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Gayle Leavitt,                           None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Christopher M. Leavy,                    Senior Vice President of OFI Private  Investments Inc., OFI Institutional Asset
Senior Vice President                    Management, Inc., and Trinity Investment Management Corporation
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Randy Legg,                              None
Vice President & Associate Counsel
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Laura Leitzinger,                        Senior Vice President of Shareholder  Services,  Inc. and Shareholder Financial
Senior Vice President                    Services, Inc.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Justin Leverenz,                         None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Michael S. Levine,                       None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Brian Levitt,                            None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Gang Li,                                 None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Shanquan Li,                             None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Julie A. Libby,                          Senior Vice President and Chief  Operating  Officer of OFI Private  Investments
Senior Vice President                    Inc.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Daniel Lifshey,                          None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Mitchell J. Lindauer,                    None
Vice President & Assistant General
Counsel
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Bill Linden,                             None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Malissa B. Lischin,                      Assistant Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Justin Livengood,                        None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Christina Loftus,                        None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
David P. Lolli,                          None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Ian Loughlin,                            Formerly  Financial  Analysis  Manager at  OppenheimerFunds,  Inc. (June 2005 -
Assistant Vice President                 February 2008).
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Daniel G. Loughran                       None
Senior Vice President:
Rochester Division
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Patricia Lovett,                         Vice  President  of  Shareholder  Financial  Services,  Inc.  and  Senior  Vice
Senior Vice President                    President of Shareholder Services, Inc.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Misha Lozovik,                           None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Dongyan Ma,                              None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Steve Macchia,                           None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Matthew Maley,                           Formerly Operations Manager at Bear Stearns (June 2005 - February 2008).
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Daniel Martin,                           None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Jerry Mandzij,                           None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Angelo G. Manioudakis,                   Senior Vice President of HarbourView  Asset  Management  Corporation and of OFI
Senior Vice President                    Institutional Asset Management,  Inc.; Vice President of Oppenheimer Real Asset
                                         Management, Inc.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Carolyn Maxson,                          None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
William T. Mazzafro,                     None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Trudi McCanna,                           None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Neil McCarthy,                           None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Elizabeth McCormack,                     Vice  President  and  Assistant   Secretary  of  HarbourView  Asset  Management
Vice President                           Corporation.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
John McCullough,                         None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Joseph McDonnell,                        None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Joseph McGovern,                         None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Charles L. McKenzie,                     Chairman of the Board,  Director,  Chief Executive Officer and President of OFI
Senior Vice President                    Trust Company;  Chairman, Chief Executive Officer, Chief Investment Officer and
                                         Director of OFI Institutional Asset Management,  Inc.; Chief Executive Officer,
                                         President,   Senior  Managing   Director  and  Director  of  HarbourView  Asset
                                         Management Corporation;  Chairman, President and Director of Trinity Investment
                                         Management   Corporation   and  Vice  President  of   Oppenheimer   Real  Asset
                                         Management, Inc.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
William McNamara,                        None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Mary McNamee,                            None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Michael Medev,                           None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Lucienne Mercogliano,                    None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Jay Mewhirter,                           None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Andrew J. Mika,                          None
Senior Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Jan Miller,                              None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Scott Miller,                            Formerly  Assistant  Vice  President  at AXA  Distributors,  LLC  (July  2005 -
Vice President                           February 2008).
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Rejeev Mohammed,                         None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Nikolaos D. Monoyios,                    Senior Vice President of OFI Institutional Asset Management, Inc.
Senior Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Sarah Morrison,                          Formerly (as of January 2007) Manager at OppenheimerFunds, Inc.
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Jill Mulcahy,                            None
Vice President:
Rochester Division
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
John V. Murphy,                          President and Management Director of Oppenheimer  Acquisition Corp.;  President
Chairman, Chief                          and Director of Oppenheimer Real Asset Management,  Inc.; Chairman and Director
Executive Officer & Director             of  Shareholder  Services,  Inc.  and  Shareholder  Financial  Services,  Inc.;
                                         Director  of  OppenheimerFunds  Distributor,   Inc.,  OFI  Institutional  Asset
                                         Management,  Inc., Trinity  Investment  Management  Corporation,  Tremont Group
                                         Holdings,  Inc.,  HarbourView  Asset  Management  Corporation  and OFI  Private
                                         Investments  Inc.;  Executive  Vice  President  of  Massachusetts  Mutual  Life
                                         Insurance  Company;  Director of DLB Acquisition  Corporation;  a member of the
                                         Investment Company Institute's Board of Governors.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Suzanne Murphy,                          Vice President of OFI Private Investments Inc.
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Thomas J. Murray,                        None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Christine Nasta,                         Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Paul Newman,                             None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Richard Nichols,                         None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
William Norman,                          None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
James B. O'Connell,                      None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Matthew O'Donnell,                       None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Lisa Ogren,                              Formerly Manager at OppenheimerFunds, Inc.
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Tony Oh,                                 None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
John J. Okray,                           None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Kristina Olson,                          None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Lerae A. Palumbo,                        None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Kathleen Patton,                         Assistant Vice President of Shareholder Services, Inc.
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
David P. Pellegrino,                     None
Senior Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Allison C. Pells,                        None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Robert H. Pemble,                        None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Lori L. Penna,                           None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Brian Petersen,                          Assistant Treasurer of OppenheimerFunds Legacy Program.
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Marmeline Petion-Midy,                   None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
David Pfeffer,                           Treasurer  of  Oppenheimer   Acquisition   Corp.;   Senior  Vice  President  of
Senior Vice President & Chief            HarbourView Asset Management Corporation since February 2004.
Financial Officer
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
James F. Phillips,                       None
Senior Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Gary Pilc,                               None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
John Piper,                              Assistant Vice President of Shareholder Services, Inc.
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Jeaneen Pisarra,                         None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Nicolas Pisciotti,                       None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Christine Polak,                         None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Sergei Polevikov,                        None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Jeffrey Portnoy,                         None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
David Preuss,                            None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Ellen Puckett,                           None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Jodi Pullman,                            Formerly  Product Manager at  OppenheimerFunds,  Inc.  (January 2007 - February
Assistant Vice President                 2008); Senior Project Manager at  OppenheimerFunds,  Inc. (March 2006 - January
                                     2007).
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Paul Quarles,                            None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Michael E. Quinn,                        None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Julie S. Radtke,                         None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Timothy Raeke,                           Formerly (as of July 2007) Vice President at MFS Investment Management.
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Norma J. Rapini,                         None
Assistant Vice President:
Rochester Division
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Corry E. Read,                           None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Marc Reinganum,                          None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Jill Reiter,                             None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Jason Reuter,                            Formerly Manager at OppenheimerFunds, Inc. (February 2006 - February 2008).
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Eric Rhodes,                             None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Maria Ribeiro De Castro,                 None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Eric Richter,                            Vice President of HarbourView Asset Management Corporation.
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Claire Ring,                             None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Grace Roberts,                           None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
David Robertson,                         Senior Vice  President of  OppenheimerFunds  Distributor,  Inc.;  President and
Senior Vice President                    Director of Centennial Asset Management Corporation.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Robert Robis,                            None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Antoinette Rodriguez,                    None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Lucille Rodriguez,                       None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Stacey Roode,                            None
Senior Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Jeffrey S. Rosen,                        None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Stacy Roth,                              None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Richard Royce,                           None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Adrienne Ruffle,                         Assistant Secretary of OppenheimerFunds Legacy Program.
Vice President & Assistant Counsel
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Kim Russomanno,                          None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Gerald Rutledge,                         None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Julie Anne Ryan,                         None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Timothy Ryan,                            None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Matthew Torpey,                          None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Rohit Sah,                               None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Gary Salerno,                            Formerly   (as   of  May   2007)   Separate   Account   Business   Liaison   at
Assistant Vice President                 OppenheimerFunds, Inc.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Valerie Sanders,                         None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Kurt Savallo,                            Formerly Senior Business Analyst at OppenheimerFunds, Inc.
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Rudi W. Schadt,                          None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Mary Beth Schellhorn,                    Formerly Human Resources  Generalist at Misys Banking Systems  (November 2000 -
Assistant Vice President                 June 2006).
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Ellen P. Schoenfeld,                     None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Kathleen Schmitz,                        Assistant Vice President of HarbourView Asset Management Corporation.  Formerly
Assistant Vice President                 Fund Accounting  Manager at  OppenheimerFunds,  Inc.  (November 2004 - February
                                     2008).
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Patrick Schneider,                       Formerly  Human  Resources  Manager at ADT Security  Services  (December 2001 -
Assistant Vice President                 July 2006).
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Scott A. Schwegel,                       None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Allan P. Sedmak,                         None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Jennifer L. Sexton,                      Senior Vice President of OFI Private Investments Inc.
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Asutosh Shah,                            None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Kamal Shah,                              None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Navin Sharma,                            None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Tammy Sheffer,                           None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Mary Dugan Sheridan,                     None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Nicholas Sherwood,                       Formerly Manager at OppenheimerFunds, Inc. (February 2006 - February 2008).
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
David C. Sitgreaves,                     None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Michael Skatrud,                         Formerly (as of March 2007) Corporate Bond Analyst at Putnam Investments.
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Enrique H. Smith,                        None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Kevin Smith,                             None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Paul Snogren                             None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Louis Sortino,                           None
Vice President:
Rochester Division
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Keith J. Spencer,                        None
Senior Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Marco Antonio Spinar,                    None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Brett Stein,                             Formerly  Vice  President of Client  Services at XAware,  Inc.  (October 2002 -
Vice President                           August 2006).
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Richard A. Stein,                        None
Vice President:
Rochester Division
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Arthur P. Steinmetz,                     Senior  Vice  President  of  HarbourView  Asset  Management  Corporation;  Vice
Senior Vice President                    President of OFI Institutional Asset Management, Inc.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Jennifer Stevens,                        None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Benjamin Stewart,                        None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Peter Strzalkowski,                      Vice President of HarbourView  Asset  Management,  Inc.  Formerly (as of August
Vice President                           2007) Founder/Managing Partner at Vector Capital Management.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
John P. Stoma,                           Senior Vice President of OppenheimerFunds Distributor, Inc.
Senior Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Amy Sullivan,                            None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Carole Sumption,                         Formerly Vice President at Policy Studies, Inc. (July 2003 - April 2007).
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Michael Sussman,                         Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Thomas Swaney,                           Vice President of HarbourView Asset Management Corporation.
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Brian C. Szilagyi,                       None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Martin Telles,                           Senior Vice President of OppenheimerFunds Distributor, Inc.
Senior Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Charles Toomey,                          None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Vincent Toner,                           None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Melinda Trujillo,                        None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Leonid Tsvayg,                           None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Keith Tucker,                            None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Cameron Ullyatt,                         None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Angela Uttaro,                           None
Assistant Vice President: Rochester
Division
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Mark S. Vandehey,                        Vice President and Chief Compliance  Officer of  OppenheimerFunds  Distributor,
Senior Vice President & Chief            Inc., Centennial Asset Management  Corporation and Shareholder Services,  Inc.;
Compliance Officer                       Chief  Compliance  Officer of HarbourView  Asset Management  Corporation,  Real
                                         Asset  Management,   Inc.,   Shareholder  Financial  Services,   Inc.,  Trinity
                                         Investment  Management   Corporation,   OppenheimerFunds  Legacy  Program,  OFI
                                         Private  Investments  Inc. and OFI Trust  Company and OFI  Institutional  Asset
                                         Management, Inc.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Maureen Van Norstrand,                   None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Nancy Vann,                              None
Vice President & Associate Counsel
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Rene Vecka,                              None
Assistant Vice President:
Rochester Division
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Vincent Vermette,                        Assistant Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Elaine Villas-Obusan,                    None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Ryan Virag,                              None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Jake Vogelaar,                           None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Phillip F. Vottiero,                     None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Mark Wachter,                            Formerly Manager at OppenheimerFunds, Inc.  (March 2005 - February 2008).
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Lisa Walsh,                              None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Darren Walsh,                            President and Director of Shareholder Financial Services,  Inc. and Shareholder
Executive Vice President                 Services,  Inc.  Formerly General Manager and Senior Vice President of Comverse
                                         (December 2005 - September 2006).
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Richard Walsh,                           Vice President of OFI Private Investments.
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Deborah Weaver,                          None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Jerry A. Webman,                         Senior Vice President of HarbourView Asset Management Corporation.
Senior Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Christopher D. Weiler,                   None
Vice President:
Rochester Division
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Barry D. Weiss,                          Vice President of HarbourView  Asset  Management  Corporation and of Centennial
Vice President                           Asset Management Corporation.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Melissa Lynn Weiss,                      None
Vice President & Senior Counsel
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Christine Wells,                         None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Joseph J. Welsh,                         Vice President of HarbourView Asset Management Corporation.
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Catherine M. White,                      Assistant Vice President of OppenheimerFunds  Distributor,  Inc.; member of the
Assistant Vice President                 American Society of Pension Actuaries (ASPA) since 1995.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Troy Willis,                             None
Assistant Vice President,
Rochester Division
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Mitchell Williams,                       None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Julie Wimer,                             None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Donna M. Winn,                           President,  Chief Executive Officer & Director of OFI Private Investments Inc.;
Senior Vice President                    Director & President of OppenheimerFunds  Legacy Program; Senior Vice President
                                         of OppenheimerFunds Distributor, Inc.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Brian W. Wixted,                         Treasurer  of  HarbourView  Asset  Management   Corporation;   OppenheimerFunds
Senior Vice President & Treasurer        International  Ltd.,  Oppenheimer  Real  Asset  Management,  Inc.,  Shareholder
                                         Services,  Inc., Shareholder Financial Services,  Inc., OFI Private Investments
                                         Inc.,  OFI  Institutional  Asset  Management,  Inc.,  OppenheimerFunds  plc and
                                         OppenheimerFunds  Legacy Program;  Treasurer and Chief Financial Officer of OFI
                                         Trust Company; Assistant Treasurer of Oppenheimer Acquisition Corp.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Carol E. Wolf,                           Senior Vice  President  of  HarbourView  Asset  Management  Corporation  and of
Senior Vice President                    Centennial Asset Management  Corporation;  Vice President of OFI  Institutional
                                         Asset Management, Inc; serves on the Board of the Colorado Ballet.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Meredith Wolff,                          Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Oliver Wolff,                            None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Kurt Wolfgruber,                         Director of  OppenheimerFunds  Distributor,  Inc.,  Director  of Tremont  Group
President, Chief Investment Officer &    Holdings,  Inc., HarbourView Asset Management Corporation and OFI Institutional
Director                                 Asset Management,  Inc. (since June 2003).  Management  Director of Oppenheimer
                                         Acquisition Corp. (since December 2005).
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Caleb C. Wong,                           None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Edward C. Yoensky,                       None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Geoff Youell,                            None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Lucy Zachman,                            None
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Robert G. Zack,                          General Counsel of Centennial  Asset  Management  Corporation;  General Counsel
Executive Vice President &               and Director of OppenheimerFunds  Distributor,  Inc.; Senior Vice President and
General Counsel                          General   Counsel  of  HarbourView   Asset   Management   Corporation  and  OFI
                                         Institutional  Asset Management,  Inc.; Senior Vice President,  General Counsel
                                         and Director of Shareholder  Financial Services,  Inc.,  Shareholder  Services,
                                         Inc., OFI Private Investments Inc.;  Executive Vice President,  General Counsel
                                         and  Director  of OFI  Trust  Company;  Director  and  Assistant  Secretary  of
                                         OppenheimerFunds  International Limited; Vice President,  Secretary and General
                                         Counsel of Oppenheimer  Acquisition Corp.;  Director and Assistant Secretary of
                                         OppenheimerFunds   International   Distributor   Limited;   Vice  President  of
                                         OppenheimerFunds  Legacy  Program;  Vice  President and Director of Oppenheimer
                                         Partnership Holdings Inc.; Director of OFI Institutional Asset Management, Ltd.
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Anna Zatulovskaya,                       None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Mark D. Zavanelli,                       Vice President of OFI Institutional Asset Management, Inc.
Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Alex Zhou,                               None
Assistant Vice President
---------------------------------------- --------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------------------------------
Ronald Zibelli, Jr.                      Formerly Managing Director and Small Cap Growth Team Leader at Merrill Lynch.
Vice President
---------------------------------------- --------------------------------------------------------------------------------

The Oppenheimer Funds include the following:
Centennial California Tax Exempt Trust
Centennial Government Trust
Centennial Money Market Trust
Centennial New York Tax Exempt Trust
Centennial Tax Exempt Trust
Limited Term New York Municipal Fund (a series of Rochester Portfolio Series)
OFI Tremont Core Strategies Hedge Fund OFI Tremont Market Neutral Hedge Fund
Oppenheimer Absolute Return Fund Oppenheimer AMT-Free Municipals Oppenheimer
AMT-Free New York Municipals Oppenheimer Balanced Fund Oppenheimer Baring China
Fund Oppenheimer Baring Japan Fund Oppenheimer Baring SMA International Fund
Oppenheimer California Municipal Fund Oppenheimer Capital Appreciation Fund
Oppenheimer Capital Income Fund Oppenheimer Cash Reserves Oppenheimer Champion
Income Fund Oppenheimer Commodity Strategy Total Return Fund Oppenheimer
Convertible Securities Fund (a series of Bond Fund Series) Oppenheimer Core Bond
Fund (a series of Oppenheimer Integrity Funds) Oppenheimer Developing Markets
Fund Oppenheimer Discovery Fund Oppenheimer Dividend Growth Fund Oppenheimer
Emerging Growth Fund Oppenheimer Equity Fund, Inc.
Oppenheimer Equity Income Fund, Inc.
Oppenheimer Global Fund
Oppenheimer Global Opportunities Fund
Oppenheimer Global Value Fund
Oppenheimer Gold & Special Minerals Fund
Oppenheimer International Bond Fund
Oppenheimer Institutional Money Market Fund
Oppenheimer International Diversified Fund
Oppenheimer International Growth Fund
Oppenheimer International Small Company Fund
Oppenheimer International Value Fund (a series of Oppenheimer International
Value Trust) Oppenheimer Limited Term California Municipal Fund Oppenheimer
Limited-Term Government Fund Oppenheimer Limited Term Municipal Fund (a series of Oppenheimer Municipal Fund) Oppenheimer Main Street Fund (a series of
Oppenheimer Main Street Funds, Inc.) Oppenheimer Main Street Opportunity Fund
Oppenheimer Main Street Small Cap Fund Oppenheimer Master Loan Fund, LLC
Oppenheimer Master International Value Fund, LLC Oppenheimer MidCap Fund
Oppenheimer Money Market Fund, Inc. Oppenheimer Multi-State Municipal Trust (3
series):
     Oppenheimer New Jersey Municipal Fund
     Oppenheimer Pennsylvania Municipal Fund
     Oppenheimer Rochester National Municipals
Oppenheimer Portfolio Series (4 series)
      Active Allocation Fund
      Equity Investor Fund
      Conservative Investor Fund
     Moderate Investor Fund
Oppenheimer Portfolio Series Fixed Income Active Allocation Fund
Oppenheimer Principal Protected Main Street Fund (a series of Oppenheimer Principal
         Protected Trust)
Oppenheimer Principal Protected Main Street Fund II (a series of Oppenheimer Principal
         Protected Trust II)
Oppenheimer Principal Protected Main Street Fund III (a series of Oppenheimer Principal
         Protected Trust III)
Oppenheimer Quest For Value Funds (3 series)
     Oppenheimer Quest Balanced Fund
     Oppenheimer Quest Opportunity Value Fund
     Oppenheimer Small- & Mid-Cap Value Fund
Oppenheimer Quest International Value Fund, Inc. Oppenheimer Real Estate Fund
Oppenheimer Rising Dividends Fund, Inc. Oppenheimer Rochester Arizona Municipal
Fund Oppenheimer Rochester Maryland Municipal Fund Oppenheimer Rochester
Massachusetts Municipal Fund Oppenheimer Rochester Michigan Municipal Fund
Oppenheimer Rochester Minnesota Municipal Fund Oppenheimer Rochester North
Carolina Municipal Fund Oppenheimer Rochester Ohio Municipal Fund Oppenheimer
Rochester Virginia Municipal Fund Oppenheimer Select Value Fund Oppenheimer
Senior Floating Rate Fund Oppenheimer Series Fund, Inc. (1 series): Oppenheimer
Value Fund Oppenheimer SMA Core Bond Fund Oppenheimer SMA International Bond
Fund Oppenheimer Strategic Income Fund Oppenheimer Transition 2010 Fund
Oppenheimer Transition 2015 Fund Oppenheimer Transition 2020 Fund Oppenheimer
Transition 2025 Fund Oppenheimer Transition 2030 Fund Oppenheimer Transition
2040 Fund Oppenheimer Transition 2050 Fund Oppenheimer Tremont Market Neutral
Fund, LLC Oppenheimer Tremont Opportunity Fund, LLC Oppenheimer U.S. Government
Trust Oppenheimer Variable Account Funds (11 series):
     Oppenheimer Balanced Fund/VA Oppenheimer Capital Appreciation Fund/VA
     Oppenheimer Core Bond Fund/VA Oppenheimer Global Securities Fund/VA
     Oppenheimer High Income Fund/VA Oppenheimer Main Street Fund/VA Oppenheimer
     Main Street Small Cap Fund/VA Oppenheimer MidCap Fund/VA Oppenheimer Money
     Fund/VA Oppenheimer Strategic Bond Fund/VA Oppenheimer Value Fund/VA
Panorama Series Fund, Inc. (4 series):
     Government Securities Portfolio
     Growth Portfolio
     Oppenheimer International Growth Fund/VA
     Total Return Portfolio
Rochester Fund Municipals

The address of the Oppenheimer funds listed above, Shareholder Financial
Services, Inc., Shareholder Services, Inc., OppenheimerFunds Services,
Centennial Asset Management Corporation, and OppenheimerFunds Legacy Program is
6803 South Tucson Way, Centennial, Colorado 80112-3924.

The  address  of  OppenheimerFunds,   Inc.,  OppenheimerFunds  Distributor,   Inc.,  HarbourView  Asset  Management
Corporation,  Oppenheimer  Acquisition  Corp., OFI Private  Investments Inc., OFI  Institutional  Asset Management,
Inc.  Oppenheimer  Real Asset  Management,  Inc. and OFI Trust Company is Two World Financial  Center,  225 Liberty
Street, 11th Floor, New York, New York 10281-1008.

The address of Tremont Group Holdings, Inc. is 555 Theodore Fremd Avenue, Suite 206-C, Rye, New York 10580.

The address of OppenheimerFunds International Ltd. is 70 Sir John Rogerson's Quay, Dublin 2, Ireland.

The address of Trinity Investment Management Corporation is 301 North Spring
Street, Bellefonte, Pennsylvania 16823.

The address of OppenheimerFunds International Distributor Limited is Suite 1601,
Central Tower, 28 Queen's Road Central, Hong Kong.

Item 27. Principal Underwriter

(a) OppenheimerFunds Distributor, Inc. is the Distributor of the Registrant's
shares. It is also the Distributor of each of the other registered open-end investment companies for which OppenheimerFunds, Inc. is the investment adviser, as described in Part A and Part B of this Registration Statement and listed in
Item 26(b) above (except Panorama Series Fund, Inc.) and for MassMutual
Institutional Funds.

(b) The directors and officers of the Registrant's principal underwriter are:

------------------------------------------------ ------------------------------------ ---------------------------------
Name & Principal                                 Position & Office                    Position and Office
Business Address                                 with Underwriter                     with Registrant
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Timothy Abbhul(1)                                Vice President and Treasurer         None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Robert Agan(1)                                   Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Anthony Allocco(2)                               Assistant Vice President             None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Janette Aprilante(2)                             Secretary                            None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Tracey Apostolopoulos(1)                         Assistant Vice President             None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
James Barker                                     Vice President                       None
1723 W. Nelson Street
Chicago, IL 60657
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Kathleen Beichert(1)                             Senior Vice President                None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Rocco Benedetto(2)                               Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Thomas Beringer                                  Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Christopher Bergeron                             Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Rick Bettridge                                   Vice President                       None
11504 Flowering Plum Lane
Highland,  UT  84003
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
David A. Borrelli                                Vice President                       None
105 Black Calla Ct.
San Ramon, CA 94583
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Jeffrey R. Botwinick                             Vice President                       None
4431 Twin Pines Drive
Manlius, NY 13104
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Sarah Bourgraf(1)                                Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Bryan Bracchi                                    Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Michelle Brennan(2)                              Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Joshua Broad(2)                                  Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Kevin E. Brosmith                                Senior Vice President                None
5 Deer Path
South Natlick, MA 01760
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Jeffrey W. Bryan                                 Vice President                       None
1048 Malaga Avenue
Coral Gables, FL 33134
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Ross Burkstaller                                 Vice President                       None
211 Tulane Drive SE
Albuquerque, NM 87106
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Patrick Campbell(1)                              Assistant Vice President             None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Robert Caruso                                    Vice President                       None
15 Deforest Road
Wilton, CT 06897
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Donelle Chisolm(2)                               Assistant Vice President             None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Angelanto Ciaglia(2)                             Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Melissa Clayton(2)                               Assistant Vice President             None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Craig Colby(2)                                   Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Rodney Constable(1)                              Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Susan Cornwell(1)                                Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Neev Crane                                       Vice President                       None
1530 Beacon Street, Apt. #1403
Brookline, MA 02446
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Michael Daley                                    Vice President                       None
40W387 Oliver Wendell Holmes St
St. Charles, IL 60175
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Fredrick Davis                                   Vice President                       None
14431 SE 61st Street
Bellevue, WA 98006
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
John Davis(2)                                    Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Stephen J. Demetrovits(2)                        Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Steven Dombrower                                 Vice President                       None
13 Greenbrush Court
Greenlawn, NY 11740
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Beth Arthur Du Toit(1)                           Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Kent M. Elwell                                   Vice President                       None
35 Crown Terrace
Yardley, PA 19067
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Gregg A. Everett                                 Vice President                       None
4328 Auston Way
Palm Harbor, FL 34685-4017
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
George R. Fahey                                  Senior Vice President                None
9511 Silent Hills Lane
Lone Tree, CO 80124
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Eric C. Fallon                                   Vice President                       None
10 Worth Circle
Newton, MA 02458
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
James Fereday                                    Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Joseph Fernandez                                 Vice President                       None
1717 Richbourg Park Drive
Brentwood, TN 37027
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Mark J. Ferro                                    Senior Vice President                None
104 Beach 221st Street
Breezy Point, NY 11697
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Ronald H. Fielding(3)                            Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Eric P. Fishel                                   Vice President                       None
725 Boston Post Rd., #12
Sudbury, MA 01776
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Patrick W. Flynn                                 Senior Vice President                None
14083 East Fair Avenue
Englewood, CO 80111
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
John E. Forrest(2)                               Senior Vice President                None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
John ("J") Fortuna(2)                            Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Jayme D. Fowler                                  Vice President                       None
3818 Cedar Springs Road, #101-349
Dallas, TX 75219
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
William Friebel                                  Vice President                       None
2919 St. Albans Forest Circle
Glencoe, MO 63038
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Alyson Frost(2)                                  Assistant Vice President             None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Richard Fuerman(2)                               Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Charlotte Gardner(1)                             Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Lucio Giliberti                                  Vice President                       None
6 Cyndi Court
Flemington, NJ 08822
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Michael Gottesman                                Vice President                       None
255 Westchester Way
Birmingham, MI 48009
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Raquel Granahan(4)                               Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Ralph Grant                                      Senior Vice President                None
10 Boathouse Close
Mt. Pleasant, SC 29464
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Kahle Greenfield(2)                              Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Robert Grill(2)                                  Senior Vice President                None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Eric Grossjung                                   Vice President                       None
4002 N. 194th Street
Elkhorn, NE 68022
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Michael D. Guman                                 Vice President                       None
3913 Pleasant Avenue
Allentown, PA 18103
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
James E. Gunter                                  Vice President                       None
603 Withers Circle
Wilmington, DE 19810
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Garrett Harbron                                  Vice President                       None
8895 Hillsboro Road
Valles Mines, MO 63087
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Kevin J. Healy(2)                                Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Kenneth Henry(2)                                 Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Wendy G. Hetson(2)                               Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Jennifer Hoelscher(1)                            Assistant Vice President             None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
William E. Hortz(2)                              Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Edward Hrybenko(2)                               Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Amy Huber(1)                                     Assistant Vice President             None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Brian F. Husch                                   Vice President                       None
37 Hollow Road
Stonybrook, NY 11790
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Patrick Hyland(2)                                Assistant Vice President             None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Keith Hylind(2)                                  Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Kathleen T. Ives(1)                              Vice President & Assistant           Assistant Secretary
                                                 Secretary
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Shonda Rae Jaquez(2)                             Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Eric K. Johnson                                  Vice President                       None
8588 Colonial Drive
Lone Tree, CO 80124
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Elyse Jurman                                     Vice President                       None
5486 NW 42 Ave
Boca Raton, FL 33496
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Thomas Keffer(2)                                 Senior Vice President                None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Michael Keogh(2)                                 Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Brian Kiley(2)                                   Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Lisa Klassen(1)                                  Assistant Vice President             None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Richard Klein                                    Senior Vice President                None
4820 Fremont Avenue South
Minneapolis, MN 55419
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Richard Knott(1)                                 President and Director               None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Brent A. Krantz                                  Senior Vice President                None
61500 Tam McArthur Loop
Bend, OR 97702
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Eric Kristenson(2)                               Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
David T. Kuzia                                   Vice President                       None
10258 S. Dowling Way
Highlands Ranch, CO 80126
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Tracey Lange(2)                                  Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Jesse Levitt(2)                                  Assistant Vice President             None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Julie Libby(2)                                   Senior Vice President                None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Eric J. Liberman                                 Vice President                       None
27 Tappan Ave., Unit West
Sleepy Hollow, NY 10591
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Malissa Lischin(2)                               Assistant Vice President             None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Christina Loftus(2)                              Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Thomas Loncar                                    Vice President                       None
1401 North Taft Street, Apt. 726
Arlington, VA 22201
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Peter Maddox(2)                                  Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Michael Malik                                    Vice President                       None
546 Idylberry Road
San Rafael, CA 94903
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Steven C. Manns                                  Vice President                       None
1627 N. Hermitage Avenue
Chicago, IL 60622
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Todd A. Marion                                   Vice President                       None
24 Midland Avenue
Cold Spring Harbor, NY 11724
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
LuAnn Mascia(2)                                  Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Michael McDonald                                 Vice President                       None
11749 S Cormorant Circle
Parker, CO 80134
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
John C. McDonough                                Senior Vice President                None
533 Valley Road
New Canaan, CT 06840
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Kent C. McGowan                                  Vice President                       None
9510 190th Place SW
Edmonds, WA 98020
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Brian F. Medina                                  Vice President                       None
3009 Irving Street
Denver, CO 80211
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
William Meerman                                  Vice President                       None
4939 Stonehaven Drive
Columbus, OH 43220
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Saul Mendoza                                     Vice President                       None
503 Vincinda Crest Way
Tampa FL 33619
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Mark Mezzanotte                                  Vice President                       None
16 Cullen Way
Exeter, NH 03833
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Matthew L. Michaelson                            Vice President                       None
1250 W. Grace, #3R
Chicago, IL 60613
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Noah Miller(1)                                   Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Clint Modler(1)                                  Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Robert Moser                                     Vice President                       None
9650 East Aspen Hill Circle
Lone Tree, CO 80124
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
David W. Mountford                               Vice President                       None
7820 Banyan Terrace
Tamarac, FL 33321
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Gzim Muja                                        Vice President                       None
269 S. Beverly Dr. #807
Beverly Hills, CA 90212
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Matthew Mulcahy(2)                               Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Wendy Jean Murray                                Vice President                       None
32 Carolin Road
Upper Montclair, NJ 07043
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
John S. Napier                                   Vice President                       None
17 Hillcrest Ave.
Darien, CT 06820
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Christina Nasta(2)                               Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Kevin P. Neznek(2)                               Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Christopher Nicholson(2)                         Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Chad Noel                                        Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Bradford G. Norford                              Vice President                       None
5095 Lahinch Ct.
Westerville, OH 43082
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Alan Panzer                                      Vice President                       None
6755 Ridge Mill Lane
Atlanta, GA 30328
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Maria Paster(2)                                  Assistant Vice President             None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Donald Pawluk(2)                                 Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Brian C. Perkes                                  Vice President                       None
6 Lawton Ct.
Frisco, TX 75034
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Wayne Perry                                      Vice President                       None
3900 Fairfax Drive Apt 813
Arlington, VA 22203
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Charles K. Pettit(2)                             Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Aaron Pisani(1)                                  Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Rachel Powers                                    Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Nicole Pretzel                                   Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Minnie Ra                                        Vice President                       None
100 Dolores Street, #203
Carmel, CA 93923
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Dustin Raring                                    Vice President                       None
27 Blakemore Drive
Ladera Ranch, CA 92797
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Michael A. Raso                                  Vice President                       None
3 Vine Place
Larchmont, NY 10538
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Richard E. Rath                                  Vice President                       None
46 Mt. Vernon Ave.
Alexandria, VA 22301
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Ramsey Rayan(2)                                  Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
William J. Raynor(5)                             Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Corry Read(2)                                    Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Ruxandra Risko(2)                                Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
David R. Robertson(2)                            Senior Vice President                None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Ian M. Roche                                     Vice President                       None
7070 Bramshill Circle
Bainbridge, OH 44023
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Michael Rock                                     Vice President                       None
9016 Stourbridge Drive
Huntersville, NC 28078
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Thomas Sabow                                     Vice President                       None
6617 Southcrest Drive
Edina, MN 55435
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
John Saunders                                    Vice President                       None
2251 Chantilly Ave.
Winter Park, FL 32789
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Thomas Schmitt                                   Vice President                       None
40 Rockcrest Rd
Manhasset, NY 11030
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
William Schories                                 Vice President                       None
3 Hill Street
Hazlet, NJ 07730
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Jennifer Sexton(2)                               Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Eric Sharp                                       Vice President                       None
862 McNeill Circle
Woodland, CA 95695
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Debbie A. Simon                                  Vice President                       None
55 E. Erie St., #4404
Chicago, IL 60611
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Bryant Smith                                     Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Christopher M. Spencer                           Vice President                       None
2353 W 118th Terrace
Leawood, KS 66211
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
John A. Spensley                                 Vice President                       None
375 Mallard Court
Carmel, IN 46032
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Michael Staples                                  Vice President                       None
4255 Jefferson St Apt 328
Kansas City, MO 64111
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Alfred St. John(2)                               Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Bryan Stein                                      Vice President                       None
8 Longwood Rd.
Voorhees, NJ 08043
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
John Stoma(2)                                    Senior Vice President                None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Wayne Strauss(3)                                 Assistant Vice President             None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Brian C. Summe                                   Vice President                       None
2479 Legends Way
Crestview Hills, KY 41017
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Michael Sussman(2)                               Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
George T. Sweeney                                Senior Vice President                None
5 Smokehouse Lane
Hummelstown, PA 17036
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
James Taylor(2)                                  Assistant Vice President             None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Martin Telles(2)                                 Senior Vice President                None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Paul Temple(2)                                   Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Troy Testa                                       Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
David G. Thomas                                  Vice President                       None
16628 Elk Run Court
Leesburg, VA 20176
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Mark S. Vandehey(1)                              Vice President and Chief             Vice President and Chief
                                                 Compliance Officer                   Compliance Officer
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Vincent Vermete(2)                               Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Kenneth Lediard Ward                             Vice President                       None
1400 Cottonwood Valley Circle N.
Irving, TX 75038
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Teresa Ward(1)                                   Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Janeanne Weickum(1)                              Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Michael J. Weigner                               Vice President                       None
4905 W. San Nicholas Street
Tampa, FL 33629
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Donn Weise                                       Vice President                       None
3249 Earlmar Drive
Los Angeles, CA 90064
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Chris G. Werner                                  Vice President                       None
98 Crown Point Place
Castle Rock, CO 80108
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Catherine White(2)                               Assistant Vice President             None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Ryan Wilde(1)                                    Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Julie Wimer(2)                                   Assistant Vice President             None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Donna Winn(2)                                    Senior Vice President                None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Peter Winters                                    Vice President                       None
911 N. Organce Ave, Pat. 514
Orlando, FL 32801
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Patrick Wisneski(1)                              Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Kurt Wolfgruber(2)                               Director                             None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Meredith Wolff(2)                                Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Michelle Wood(2)                                 Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Cary Patrick Wozniak                             Vice President                       None
18808 Bravata Court
San Diego, CA 92128
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
John Charles Young                               Vice President                       None
3914 Southwestern
Houston, TX 77005
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Jill Zachman(2)                                  Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Robert G. Zack(2)                                General Counsel & Director           Vice President & Secretary
------------------------------------------------ ------------------------------------ ---------------------------------
------------------------------------------------ ------------------------------------ ---------------------------------
Steven Zito(1)                                   Vice President                       None
------------------------------------------------ ------------------------------------ ---------------------------------

(1) 6803 South Tucson Way, Centennial, CO 80112-3924
(2) Two World Financial Center, 225 Liberty Street, 11th Floor, New York, NY
10281-1008 (3) 350 Linden Oaks, Rochester, NY 14623
(4) 555 Theodore Fremd Avenue, Rye, NY 10580
(5) Independence Wharf, 470 Atlantic Avenue, 11th Floor, Boston, MA 02210

 (c) Not applicable.

Item 28. Location of Accounts and Records

The accounts, books and other documents required to be maintained by Registrant pursuant to Section 31(a) of the Investment Company Act of 1940 and rules promulgated thereunder are in the possession of OppenheimerFunds, Inc. at its offices at 6803 South Tucson Way, Centennial, Colorado 80112-3924.

Item 29. Management Services

Not applicable.

Item 30. Undertakings

During the Warranty Period, the Registrant hereby undertakes to mail notices to current shareholders promptly after the happening of significant events related to the Financial Warranty issued by Merrill Lynch Bank USA (or any successors or substituted entities thereto) to the Fund under the Financial Warranty
Agreement. These significant events include (i) the termination of the Financial
Warranty Agreement; (ii) a default under the Financial Warranty Agreement that has a material adverse effect on a shareholder's right to receive his or her
Warranted Amount on the Maturity Date; or (iii) the insolvency of Merrill Lynch
Bank USA (or any successors or substituted entities thereto).

The Registrant hereby undertakes to update its registration statement on an annual basis under the Investment Company Act of 1940, as amended (the "1940
Act") to include updated audited financial statements for Merrill Lynch Bank USA
(or any successors or substituted entities thereto), as applicable. Merrill
Lynch Bank USA has represented to Registrant that its audited financial statements to be included in Registrant's Registration Statement, as it may be
amended from time to time, have been and will be prepared in accordance with
Regulation S-X and U.S. GAAP, as if Merrill Lynch Bank USA was required to file
Form 10-K under the Securities Exchange Act of 1934, as amended (the "Exchange
Act"). Further, the Registrant undertakes under such circumstances to include as an exhibit to its registration statement as it relates to the Fund, the consent of the independent auditors of Merrill Lynch Bank USA (or such successors or substituted entities), as applicable, regarding such financial statements.

In the event that a Warranty Provider to the Fund is an entity other than
Merrill Lynch Bank USA ("Substitute Warranty Provider"), and such Substitute
Warranty Provider files Forms 10-K under the Exchange Act then Registrant hereby undertakes to incorporate by reference in its Statement of Additional
Information on an annual basis under the 1940 Act updated audited financial statements for the Substitute Warranty Provider included in such Forms 10-K under the Exchange Act. In the event that at any time during the Warranty Period during which the Registrant is required to file amendments to its Registration
Statement under the 1940 Act the Substitute Warranty Provider ceases to file a
Form 10-K pursuant to the Exchange Act or if any other Substitute Warranty
Provider is not required to file a Form 10-K pursuant to the Exchange Act, the
Registrant undertakes to update its Registration Statement on an annual basis under the 1940 Act to include updated audited financial statements for the then-current Substitute Warranty Provider (or any successors or substituted entities thereto) and will obtain a representation from said Substitute Warranty
Provider (or any successors or substituted entities thereto) that its audited financial statements provided to Registrant for inclusion in Registrant's
Registration Statement, as it may be amended from time to time, have been and will be prepared in accordance with Regulation S-X and U.S. GAAP covering the periods that would be required if the Substitute Warranty Provider was required to file Form 10-K under the Exchange Act. Any Substitute Warranty Provider's audited financial statements will also be incorporated by reference in
Registrant's Statement of Additional Information. Further, the Registrant
undertakes under any circumstances described in this paragraph to include as an exhibit to its Registration Statement as it relates to the Fund, the consent of the independent auditors of the Substitute Warranty Provider (or such successors or substituted entities), as applicable, regarding such financial statements.

During the Warranty Period, the Registrant hereby undertakes to include in the
Registrant's annual and semiannual reports (with respect to the Fund) to shareholders, an offer to supply the most recent annual and/or quarterly report of Merrill Lynch Bank USA, or any Substitute Warranty Provider to the Financial
Warranty or Financial Warranty Agreement, free of charge, upon a shareholder's request.

                                                    SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and/or the Investment
Company Act of 1940, the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 21st day of May, 2008.

                                            OPPENHEIMER PRINCIPAL PROTECTED TRUST III

                                            By:      John V. Murphy*
                                                     -----------------------------------
                                                     John V. Murphy, President,
                                                     Principal Executive Officer and Trustee

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed below by the following persons in the capacities on the dates indicated:

Signatures                                  Title                                       Date

William L. Armstrong*                       Chairman of the                             May 21, 2008
---------------------
William L. Armstrong                        Board of Trustees

John V. Murphy*                             President, Principal                        May 21, 2008
-------------------------------
John V. Murphy                              Executive Officer and Trustee

Brian W. Wixted*                            Treasurer, Principal                        May 21, 2008
-------------------------------
Brian W. Wixted                             Financial & Accounting Officer

George C. Bowen*                            Trustee                                     May 21, 2008
-------------------------------
George C. Bowen

Edward L. Cameron*                          Trustee                                     May 21, 2008
-------------------------------
Edward L. Cameron

Jon S. Fossel*                              Trustee                                     May 21, 2008
-------------------------------
Jon S. Fossel

Sam Freedman*                               Trustee                                     May 21, 2008
-------------------------------
Sam Freedman

Richard F. Grabish*                         Trustee                                     May 21, 2008
-------------------------------
Richard F. Grabish

Beverly L. Hamilton*                        Trustee                                     May 21, 2008
-------------------------------
Beverly L. Hamilton

Robert J. Malone*                           Trustee                                     May 21, 2008
-------------------------------
Robert J. Malone

F. William Marshall, Jr.*                   Trustee                                     May 21, 2008
-------------------------------
F. William Marshall, Jr.

*By:     /s/ Mitchell J. Lindauer
         ---------------------------
         Mitchell J. Lindauer, Attorney-in-Fact

                                                    SIGNATURES

Oppenheimer Main Street Funds, Inc. has duly caused this Registration Statement of Oppenheimer Principal Protected Trust III relating to its series Oppenheimer
Principal Protected Main Street Fund III to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New
York on the 21st day of May, 2008.

                                            OPPENHEIMER MAIN STREET FUNDS, INC.

                                            By:  John V. Murphy*
                                            ------------------------------------------------------------------
                                            John V. Murphy, President,
                                            Principal Executive Officer & Director

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement of Oppenheimer Principal Protected Trust III relating to its series
Oppenheimer Principal Protected Main Street Fund III has been signed below by the following persons in the capacities on the dates indicated:

Signatures                                Title                                         Date

William L. Armstrong*                       Chairman of the                             May 21, 2008
---------------------
William L. Armstrong                        Board of Directors

John V. Murphy*                             President, Principal                        May 21, 2008
-------------------------------
John V. Murphy                              Executive Officer and Director

Brian W. Wixted*                            Treasurer, Principal                        May 21, 2008
-------------------------------
Brian W. Wixted                             Financial & Accounting Officer

George C. Bowen*                            Director                                    May 21, 2008
-------------------------------
George C. Bowen

Edward L. Cameron*                          Director                                    May 21, 2008
-------------------------------
Edward L. Cameron

Jon S. Fossel*                              Director                                    May 21, 2008
-------------------------------
Jon S. Fossel

Sam Freedman*                               Director                                    May 21, 2008
-------------------------------
Sam Freedman

Beverly L. Hamilton*                        Director                                    May 21, 2008
-------------------------------
Beverly L. Hamilton

Robert J. Malone*                           Director                                    May 21, 2008
-------------------------------
Robert J. Malone

F. William Marshall, Jr.*                   Director                                    May 21, 2008
-------------------------------
F. William Marshall, Jr.

*By:     /s/ Mitchell J. Lindauer
         ---------------------------
         Mitchell J. Lindauer, Attorney-in-Fact

                                     OPPENHEIMER PRINCIPAL PROTECTED TRUST III

                                          Post-Effective Amendment No. 5

                                       Registration Statement No. 333-114495

                                                   EXHIBIT INDEX

Exhibit No.           Description

23(j)                 (ii) Consent of Deloitte & Touche LLP, independent
                      registered public accounting firm, with respect to the
                      audited financial statements of Merrill Lynch Bank USA